Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Zynga Inc. 2011 Equity Incentive Plan, and Zynga Inc. 2011 Employee Stock Purchase Plan, of our reports dated February 27, 2019, with respect to the consolidated financial statements and schedule of Zynga Inc. and the effectiveness of internal control over financial reporting of Zynga Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, CA
February 27, 2019